EXHIBIT 99.1

TV Goods, Inc. and 50 Cent's SMS Audio, LLC Update Details of Preliminary Agreement for TV Goods to Provide Direct Response Marketing to SMS Audio, LLC

CLEARWATER, FL--(Marketwire - 05/06/11) - TV Goods, Inc. ("TV Goods"), a direct response marketing organization and wholly owned subsidiary of H & H Imports, Inc. (OTC.BB:HNHI), has announced that it and SMS Audio, LLC ("SMS"), an affiliate of rapper and business-mogul 50 Cent, have updated the terms of the term sheet executed by the parties on March 24, 2011, which contemplated an exclusive engagement for TV Goods to produce and distribute a direct response television infomercial to globally market a wireless over-the-ear headphone product that would bear the name "Sleek by 50." TV Goods and SMS have updated the term sheet to provide that any definitive agreement between the parties would relate to a wireless over-the-ear headphone product offered or sold by SMS that is endorsed by and/or and bears the name of "50 Cent." The definitive agreement between the parties is no longer contingent upon SMS consummating the acquisition of certain products from Sleek Audio, LLC as was previously announced by TV Goods on March 31, 2011 and is now only contingent upon the parties entering into a definitive agreement.

At the time the term sheet was originally announced, 50 Cent stated, "I feel TV Goods is the right partner for direct response marketing of our first audio product. This is their specialty. I know quality sound equipment, and TV Goods knows how to bring it to consumers through their living rooms."

When the terms of the arrangement were updated, Kevin Harrington, Chairman of TV Goods said, "We love working with 50 and hope to expand our collaboration with him to other categories of products."

About The Company:

H & H Imports, Inc. is the parent company of TV Goods, Inc. TV Goods, Inc. is a direct response marketing company. We identify, develop and market consumer products for global distribution. TV Goods was established by Kevin Harrington, a pioneer of direct response television. For more information go to www.TVGoodsInc.com.

Forward-Looking Statements:

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "future," "plan" or "planned," "expects," or "projected." These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, difficulty in identifying and marketing products, intense competition and additional risks factors as discussed in reports filed by the company with the Securities and Exchange Commission, which are available at http://www.sec.gov.

Contact:

Contact:
TV Goods Holding Corporation
Kathryn Goodbread
kgoodbread@tvgoodsinc.com
727-474-0598